EXHIBIT 99.1
Sila Realty Trust, Inc.
First Quarter 2021 Results
TAMPA, FL (May 14, 2021) - Sila Realty Trust, Inc., or the Company, a public, non-traded real estate investment trust focused on net-leased data center and healthcare properties, today announced operating results for the first quarter ended March 31, 2021.
Quarter Ended March 31, 2021 and Subsequent Highlights
•Net income attributable to common stockholders totaled $2.9 million; net income attributable to common stockholders per diluted share was $0.01.
•Net operating income, or NOI*, totaled $58.3 million.
•Funds from operations, or FFO*, attributable to common stockholders equaled $39.3 million; FFO attributable to common stockholders per diluted share was $0.18.
•Adjusted funds from operations, or AFFO*, attributable to common stockholders equaled $36.1 million; AFFO attributable to common stockholders per diluted share was $0.16.
•On April 19, 2021, the Company acquired one healthcare property located in the Indianapolis market for an aggregate contract purchase price of $25.0 million; it is approximately 53,560 rentable square feet and has been 100% leased to a single tenant.
Michael Seton, the Company's Chief Executive Officer and President, stated, “As we remain vigilant through the ongoing COVID-19 pandemic, we are pleased with the Company’s increases in net operating income, FFO and AFFO during the first quarter as compared to the first quarter of 2020, which primarily result from the proactive management of the portfolio and corporate cost reductions due to the internalization of management. Net income was negatively impacted for the quarter by the recognition of an impairment loss on real estate and goodwill related to one healthcare property. We continue to be focused on the pursuit of acquisition opportunities that we believe will be additive to our portfolio construct and enhance value to our stockholders.”
* An explanation of FFO, AFFO, and NOI, as well as reconciliations of such non-GAAP financial measures, which should not be considered alternatives to GAAP measures, to the most directly comparable U.S. GAAP measures, is included at the end of this release.
Financial Results
Quarter Ended March 31, 2021, Compared to Quarter Ended March 31, 2020
•Net income attributable to common stockholders was $2.9 million for the quarter ended March 31, 2021, a decrease of 49%, compared to net income attributable to common stockholders of $5.7 million for the quarter ended March 31, 2020.

•FFO attributable to common stockholders was $39.3 million for the quarter ended March 31, 2021, an increase of 20%, compared to $32.7 million for the quarter ended March 31, 2020.
•AFFO attributable to common stockholders was $36.1 million for the quarter ended March 31, 2021, an increase of 27%, compared to $28.5 million for the quarter ended March 31, 2020.

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Net income attributable to common stockholders per common share - basic, diluted	$0.01	$0.03	$(0.02)	(66.67)%
FFO per common share - basic, diluted	$0.18	$0.15	$0.03	20.00%
AFFO per common share - basic, diluted	$0.16	$0.13	$0.03	23.08%
The reduction in net income attributable to common stockholders during the periods presented above is primarily the result of impairment losses on real estate and goodwill recorded during the first quarter of 2021 on one healthcare property. A tenant of the property that was experiencing financial difficulty vacated the space on June 19, 2020. During the fourth quarter of 2020, the Company entered into lease negotiations with a prospective tenant for the same property, but the Company did not reach a mutual agreement. As such, the Company evaluated other strategic options for the property, including a possible sale, and in April 2021 the Company received a letter of intent from a prospective buyer. The inclusion of a potential sale scenario in the Company’s step one impairment analysis resulted in the expected future cash flows from the property to fall below its current carrying value. As a result, the carrying value of the property was reduced to its estimated fair value of $17.1 million, resulting in an impairment charge of $10.4 million. Impairment loss on real estate recorded during such period triggered evaluation of the reporting unit fair value for goodwill impairment. The Company recorded an impairment loss on goodwill in the amount of $0.2 million. The reduction in net income attributable to common stockholders during the periods presented above was offset by reduction in expenses during the quarter ended March 31, 2021, primarily the result of the Company's closing of the internalization transaction on September 30, 2020. As an internally managed company, we no longer pay our external former advisor and its affiliates any fees or expense reimbursements arising from the advisory agreement that was terminated prior to the internalization transaction closing. The increase in FFO during the periods presented above is primarily the result of the same factors, excluding the impairment loss on real estate, which is added back when calculating this metric. AFFO was further adjusted for impairment loss on goodwill and an increase in stock based compensation due to additional equity awards granted to our executive officers and certain of our employees.
Operating Results
Quarter Ended March 31, 2021, Compared to Quarter Ended March 31, 2020
•NOI was $58.3 million for the quarter ended March 31, 2021, an increase of 1%, compared to $57.7 million for the quarter ended March 31, 2020.
•Rental revenue was $67.9 million for the quarter ended March 31, 2021, a decrease of 2%, compared to $69.2 million for the quarter ended March 31, 2020.
•Same store NOI was $57.6 million for the quarter ended March 31, 2021, a decrease of 0.3%, compared to $57.8 million for the quarter ended March 31, 2020.

The decrease in rental revenue and same store NOI during the quarter ended March 31, 2021, as compared to the quarter ended March 31, 2020, is primarily attributable to rent not being collected from one tenant at a data center property since October 2020 as the tenant was experiencing financial difficulty due to deteriorating economic conditions driven by the impact of the COVID-19 pandemic and the acceleration of the tenant’s modification of work strategy to a remote environment due to the pandemic. The increase in NOI during the quarter ended March 31, 2021, as compared to the quarter ended March 31, 2020, is attributable to the Company no longer paying property management fees to the former external advisor as a result of the termination of the advisory agreement prior to the internalization transaction closing.
Portfolio Overview
During the first quarter of 2021, the Company placed in service one development healthcare property with approximately 61,000 rentable square feet. The property is 100% leased to a single-tenant whose rent commenced on April 1, 2021.
As of March 31, 2021, the Company owned 153 real estate properties, located in 70 markets, composed of approximately 8.5 million rentable square feet with an aggregate purchase price of approximately $3.2 billion, including capital expenditures on development properties placed into service. The Company's properties had a weighted average occupancy of 93.3% and weighted average remaining lease term of 9.4 years.
On April 22, 2021, the Company entered into a settlement agreement with a data center property tenant that was experiencing financial difficulty due to deteriorating economic conditions driven by the impact of the COVID-19 pandemic and the pandemic’s acceleration of the tenant’s modification of work strategy to a remote environment. The tenant stopped paying rent in October 2020. Pursuant to the settlement agreement, the lease was terminated, effective immediately. The tenant will surrender the space on or before June 20, 2021. In connection with the lease termination, the tenant agreed to pay the Company a $7,000,000 termination fee, which the Company received on April 23, 2021.
Balance Sheet and Liquidity
As of March 31, 2021, the Company had total principal debt outstanding of $1,390.3 million, consisting of $452.3 million of notes payable and $938.0 million of the credit facility, with a net debt leverage ratio, which is the ratio of principal debt outstanding less cash to fair market value of real estate plus the total aggregate cost of properties acquired after the net asset value date of September 30, 2020, of 41.1%. The Company’s outstanding debt was comprised of 61.3% fixed rate debt (including debt fixed through the use of interest rate swaps) and 38.7% variable rate debt.
As of March 31, 2021, the Company had liquidity of approximately $245.7 million, consisting of $51.0 million in cash and cash equivalents and $194.7 million in borrowing base availability under its credit facility.
Subsequent to March 31, 2021, the Company drew $15.0 million on its credit facility for a healthcare property acquisition and added the healthcare property to the unencumbered pool of its credit facility, which increased the total pool availability under the credit facility by approximately $13.8 million.

Distributions
The following table summarizes the Company's distributions paid and distributions declared during the first quarter of 2021 (amounts in thousands, except per share amounts):

Common Stock	Cash	DRIP (1)	Total Distributions	Distributions Declared Per Share (2)
Class A	$16,003	$4,603	$20,606	$0.12
Class I	951	613	1,564	$0.12
Class T	2,054	1,971	4,025	$0.10
Class T2	162	187	349	$0.10
	$19,170	$7,374	$26,544

(1)Distribution reinvestment plan (DRIP).
(2)The Company declared weighted average distributions per share of common stock in the amount of $0.12.
Supplemental Information
The Company routinely provides information for investors and the marketplace using press releases, SEC filings and the Company's website at investors.silarealtytrust.com. The information that the Company posts to its website may be deemed material. Accordingly, the Company encourages investors and others interested in the Company to routinely monitor and review the information that the Company posts on its website, in addition to following the Company's press releases and SEC filings. A glossary of definitions (including those of certain non-GAAP financial measures) and other supplemental information may be found attached to the Current Report on Form 8-K filed on May 14, 2021. A comprehensive listing of the Company's properties is available at silarealtytrust.com/portfolio.
About Sila Realty Trust, Inc.
Sila Realty Trust, Inc. is a public, non-traded real estate investment trust headquartered in Tampa, Florida, that invests in high-quality healthcare properties and data centers leased to tenants capitalizing on critical and structural economic growth drivers. As of March 31, 2021, the Company owned 153 real estate properties, consisting of 29 data centers and 124 healthcare properties located in 70 markets across the United States.
Forward-Looking Statements
Certain statements contained herein, including those regarding our focus on the pursuit of acquisition opportunities, opportunities to enhance the portfolio and maximize stockholder value, expectations of our tenants, the impact of the COVID-19 pandemic on all aspects of business and geographies, including on the Company's business and results of operations, other than historical fact may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company's expectations, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and could materially affect the Company's results of operations, financial condition, cash flows, performance or future achievements or events. Additional factors include the ongoing costs to operate the Company on an internalized basis which, if higher than anticipated, could reduce the potential cost savings sought in the internalization transaction, and other factors, including those described under the section entitled Item 1A. "Risk Factors" of Part I of our 2020 Annual Report on Form 10-K with the SEC, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Investor Relations:

IR@silarealtytrust.com
Miles Callahan

Condensed Consolidated Balance Sheets (amounts in thousands, except share data)

	(Unaudited)
	March 31, 2021	December 31, 2020
ASSETS
Real estate:
Land	$335,026	$335,678
Buildings and improvements, less accumulated depreciation of $213,573 and $197,134, respectively	2,334,682	2,338,914
Construction in progress	3,324	19,232
Total real estate, net	2,673,032	2,693,824
Cash and cash equivalents	51,039	53,174
Acquired intangible assets, less accumulated amortization of $98,103 and $90,730, respectively	238,000	246,761
Goodwill	39,289	39,529
Right-of-use assets - operating leases	29,332	29,751
Right-of-use assets - finance leases	2,522	2,527
Notes receivable, net	30,678	31,262
Other assets, net	115,406	108,461
Total assets	$3,179,298	$3,205,289
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable, net of deferred financing costs of $1,579 and $1,805, respectively	$450,719	$451,617
Credit facility, net of deferred financing costs of $5,454 and $5,900, respectively	932,546	932,100
Accounts payable and other liabilities	67,657	80,246
Acquired intangible liabilities, less accumulated amortization of $15,020 and $13,924, respectively	51,464	52,560
Operating lease liabilities	31,898	32,050
Finance lease liabilities	2,844	2,843
Total liabilities	1,537,128	1,551,416
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share, 510,000,000 shares authorized; 235,809,274 and 234,957,801 shares issued, respectively; 222,702,903 and 222,045,522 shares outstanding, respectively	2,227	2,220
Additional paid-in capital	1,989,599	1,983,361
Accumulated distributions in excess of earnings	(335,004)	(311,264)
Accumulated other comprehensive loss	(14,652)	(20,444)
Total stockholders’ equity	1,642,170	1,653,873
Total liabilities and stockholders’ equity	$3,179,298	$3,205,289

Condensed Consolidated Quarterly (Unaudited) Statements of Comprehensive Income (Loss) (amounts in thousands, except share data and per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue:
Rental revenue	$67,895	$69,185
Expenses:
Rental expenses	9,630	11,488
General and administrative expenses	6,623	3,194
Internalization transaction expenses	—	494
Asset management fees	—	5,956
Depreciation and amortization	25,967	27,065
Impairment loss on real estate	10,423	—
Impairment loss on goodwill	240	—
Total expenses	52,883	48,197
Income from operations	15,012	20,988
Interest and other expense, net	12,130	15,319
Net income attributable to common stockholders	$2,882	$5,669
Other comprehensive income (loss):
Unrealized income (loss) on interest rate swaps, net	$5,792	$(20,334)
Other comprehensive income (loss)	5,792	(20,334)
Comprehensive income (loss) attributable to common stockholders	$8,674	$(14,665)
Weighted average number of common shares outstanding:
Basic	222,481,179	221,540,890
Diluted	223,420,969	221,570,975
Net income per common share attributable to common stockholders:
Basic	$0.01	$0.03
Diluted	$0.01	$0.03
Distributions declared per common share	$0.12	$0.12

Use of Non-GAAP Information
Net operating income, a non-GAAP financial measure, is defined as rental revenues, less rental expenses, which excludes depreciation and amortization, general and administrative expenses, internalization transaction expenses, asset management fees, impairment loss on real estate, impairment loss on goodwill and interest and other expense, net. The Company believes that net operating income serves as a useful supplement to net income because it allows investors and management to measure unlevered property-level operating results and to compare operating results to the operating results of other real estate companies between periods on a consistent basis. Net operating income should not be considered as an alternative to net income determined in accordance with GAAP as an indicator of financial performance, and accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results, net operating income should be examined in conjunction with net income as presented in the condensed consolidated financial statements and data included on the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 13, 2021.
The following are reconciliations of net income attributable to common stockholders, which is the most directly comparable GAAP financial measure, to net operating income for the three months ended March 31, 2021 and 2020 (amounts in thousands):

	Three Months Ended March 31,
	2021	2020
Revenue:
Rental revenue	$67,895	$69,185
Expenses:
Rental expenses	9,630	11,488
Net operating income	58,265	57,697

Expenses:
General and administrative expenses	6,623	3,194
Internalization transaction expenses	—	494
Asset management fees	—	5,956
Depreciation and amortization	25,967	27,065
Impairment loss on real estate	10,423	—
Impairment loss on goodwill	240	—
Income from operations	15,012	20,988
Interest and other expense, net	12,130	15,319
Net income attributable to common stockholders	$2,882	$5,669
The Company generates its net operating income from property operations. In order to evaluate the overall portfolio, management analyzes the net operating income of same store properties. The Company defines "same store properties" as operating properties that were owned and operated for the entirety of both calendar periods being compared and excludes properties under development. By evaluating the property net operating income of the same store properties, management is able to monitor the operations of the Company's existing properties for comparable periods to measure the performance of the current portfolio and determine the effects of new acquisitions on net income.

The following table represents the breakdown of the three months ended March 31, 2021, total rental revenue and compares with amounts for the 2020 comparable period (amounts in thousands). The Company believes that the below presentation of total rental revenue is not, and is not intended to be, a presentation in accordance with GAAP and allows investors and management to evaluate the Company’s performance.

	Three Months Ended March 31,
	2021	2020
Revenue:
Same store rental revenue	$60,564	$62,005
Non-same store rental revenue	709	527
Same store tenant reimbursements (1)	6,442	6,639
Non-same store tenant reimbursements (1)	175	4
Other operating income	5	10
Total rental revenue	67,895	69,185
Expenses:
Same store rental expenses	9,388	10,835
Non-same store rental expenses	242	653
Net operating income	$58,265	$57,697

(1)    Tenant reimbursements represent expenses, which are paid back to the Company by a tenant.
Funds From Operations (“FFO”) and Adjusted Funds From Operations ("AFFO") are non-GAAP financial measures. FFO is calculated using the NAREIT definition: net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and asset impairment write-downs, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful. In addition to FFO, the Company uses AFFO as a supplemental financial performance measure because it provides to stakeholders a more complete understanding of the Company’s sustainable performance. AFFO is a metric used by management to evaluate the Company's dividend policy. The Company calculates AFFO, a non-GAAP measure, by further adjusting FFO for the following items included in the determination of GAAP net income: straight-line rent, impairment loss on goodwill, amortization of above- and below-market leases, along with the net of right-of-use assets- operating leases and right-of-use assets- finance lease, resulting from above-and below-market leases, acquisition expenses in connection with business combination transactions, discount amortization related to the deferred liability in connection with the internalization transaction, amortization of deferred financing costs and stock-based compensation. Other REITs may use different methodologies for calculating AFFO and, accordingly, the Company’s AFFO may not be comparable to other REITs.
FFO and AFFO should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operational performance. The method used to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operating performance and considered more prominently than the non-GAAP FFO and AFFO measures and the adjustments to GAAP in calculating FFO and AFFO.

The following is a reconciliation of net income attributable to common stockholders, which is the most directly comparable GAAP financial measure, to FFO and AFFO for the three months ended March 31, 2021 and 2020 (amounts in thousands, except share data and per share amounts):

	Three Months Ended March 31,
	2021	2020
Net income attributable to common stockholders	$2,882	$5,669
Adjustments:
Depreciation and amortization (1)	25,962	27,065
Impairment loss on real estate	10,423	—
FFO attributable to common stockholders	$39,267	$32,734
Adjustments:
Amortization of intangible assets and liabilities (2)	(613)	(417)
Reduction in the carrying amount of right-of-use assets - operating leases and finance lease, net	269	234
Straight-line rent (3)	(4,626)	(5,500)
Internalization transaction expenses (4)	—	494
Amortization of discount of deferred liability	54	—
Impairment loss on goodwill (5)	240	—
Amortization of deferred financing costs	996	946
Stock-based compensation	556	27
AFFO attributable to common stockholders	$36,143	$28,518
Weighted average common shares outstanding - basic	222,481,179	221,540,890
Weighted average common shares outstanding - diluted	223,420,969	221,570,975
Net income per common share - basic	$0.01	$0.03
Net income per common share - diluted	$0.01	$0.03
FFO per common share - basic	$0.18	$0.15
FFO per common share - diluted	$0.18	$0.15
AFFO per common share - basic	$0.16	$0.13
AFFO per common share - diluted	$0.16	$0.13

(1)During the three months ended March 31, 2021 and 2020, the Company wrote off in-place lease intangible assets in the amounts of approximately $1.1 million and $1.5 million, respectively, by accelerating the amortization of the acquired intangible assets.
(2)Under GAAP, certain intangibles are accounted for at cost and reviewed for impairment. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges related to amortization of these intangibles, AFFO provides useful supplemental information on the performance of the real estate. During the three months ended March 31, 2020, the Company wrote off an above-market lease intangible asset in the amount of approximately $0.3 million, by accelerating the amortization of the acquired intangible asset.

(3)Under GAAP, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays if applicable). This may result in income recognition that is significantly different than the underlying contract terms. During the three months ended March 31, 2021, the Company wrote off approximately $0.1 million of straight-line rent. By adjusting for the change in straight-line rent receivable, AFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns with its analysis of operating performance.
(4)Under GAAP, acquisition fees and expenses related to transactions determined to be business combinations are expensed as incurred. Internalization transaction expenses consist primarily of legal fees, as well as fees for other professional and financial advisors incurred in connection with the internalization transaction. The Company believes that adjusting for such non-recurring items provides useful supplemental information because such expenses may not be reflective of ongoing operations and aligns with its analysis of operating performance.
(5)During the three months ended March 31, 2021, the Company wrote off goodwill related to one reporting unit in the amount of approximately $0.2 million, which was originally recognized as a part of the internalization transaction on September 30, 2020, as a result of a business combination. The Company believes that adjusting for such non-recurring item provides useful supplemental information because such adjustment may not be reflective of ongoing operations and aligns with its analysis of operating performance.